Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com	Austin Beijing Dallas Houston London New York The Woodlands Washington, DC
August 25, 2011
Legacy Reserves LP
303 W. Wall Street, Suite 1400
Midland, Texas 79701
Gentlemen:
     We have acted as special counsel to Legacy Reserves LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed issuance and sale from time to time by the Partnership of units representing limited partner interests in the Partnership having an aggregate offering price up to $60,000,000 (the “Units”) pursuant to that certain Equity Distribution Agreement dated August 25, 2011 (the “Distribution Agreement”) between the Partnership and Knight Capital Americas, L.P.
     As the basis for the opinions hereinafter expressed, we have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act, as amended (the “Delaware LP Act”), regulations, corporate records and documents of the Partnership, including the Certificate of Limited Partnership and the Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) of the Partnership, in each case as amended to date, certificates of corporate and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed and not verified (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed that all Units will be issued and sold in the manner described in the Distribution Agreement and the Partnership’s shelf registration statement on Form S-3 (Registration No. 333-174488), filed under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective on July 14, 2011 (the “Registration Statement”) and the prospectus supplement, dated August 25, 2011, filed pursuant to Rule 424(b) promulgated under the Securities Act, which together with the accompanying prospectus dated July 14, 2011 shall constitute the “Prospectus.”
     Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that (i) the issuance of the Units by the Partnership in accordance with the terms of the Distribution Agreement has been duly authorized by Legacy Reserves GP,

Legacy Reserves LP
August 25, 2011

LLC, the general partner of the Partnership and (ii) when the Units have been issued and delivered in accordance with the terms of the Distribution Agreement, the Units will be validly issued, and holders of Units, in their capacity as limited partners of the Partnership, will have no obligation to make any further payments for the purchase of Units or contributions to the Partnership solely by reason of their ownership of Units.
     We express no opinion other than as to the federal laws of the United States of America and the Delaware LP Act (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws).
     We consent to the filing by you of this opinion as an exhibit to the Partnership’s Current Report on Form 8-K filed on the date hereof, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder. This opinion is expressed as of the date hereof, and we disclaim any obligation or undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.
Very truly yours,
/s/ Andrews Kurth LLP